Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of March 19, 2004 (the “Agreement”), is entered into by and between Nuvelo, Inc., a Nevada corporation (the “Company”), with principal address at 675 Almanor Avenue, Sunnyvale, California, and Nuvelo, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Nuvelo-Delaware” and, together with the Company, each a “Party” and collectively the “Parties”), also with principal address at 675 Almanor Avenue, Sunnyvale, California.

WHEREAS, as of the close of business on March 18, 2004, the authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), of which 31,837,782 shares are issued and outstanding, 3,000,000 shares of Series A Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”), no shares of which are issued and outstanding, and 5,000,000 shares of All Other Series Preferred Stock, par value $0.001 per share (“Other Preferred Stock”), 100,000 shares of which have been designated Series B Junior Participating Preferred Stock and no shares of which are issued and outstanding;

WHEREAS, as of the close of business on the date hereof, the authorized capital stock of Nuvelo-Delaware consists of 100,000,000 shares of common stock, par value $0.001 per share (“Delaware Common Stock”), of which 100 shares are issued and outstanding, and 5,000,000 shares of Preferred Stock, par value $0.001 per share (“Delaware Preferred Stock”), 100,000 shares of which have been designated Series A Junior Participating Preferred Stock (“Delaware Series A Preferred Stock”) and no shares of which are issued and outstanding;

WHEREAS, The Board of Directors of the Company has determined that, for the purpose of effecting the reincorporation of the Company in the State of Delaware, it is advisable and in the best interests of the Company and its stockholders that the Company merge with and into Nuvelo-Delaware (the “Merger”) upon the terms and conditions herein provided and in accordance with Section 252 of the Delaware General Corporation Law (the “DGCL”) and Chapter 92A of the Nevada Revised Statutes (the “NRS”);

WHEREAS, for U.S. federal income tax purposes, the Parties intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the respective Boards of Directors of the Parties have approved and declared advisable this Agreement and the Merger and adopted this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the Parties hereby agree as follows:

ARTICLE I.

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the NRS, at the Effective Time the Company shall be merged with and into Nuvelo-Delaware. As a result of the Merger, the separate existence of the Company shall cease and Nuvelo-Delaware shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL and the NRS.

1.2 Effective Time. The Merger shall become effective (the “Effective Time”) upon the latest to occur of:

(a) the filing with the Secretary of State of the State of Delaware of a certificate of merger (the “Certificate of Merger) executed and acknowledged by the Parties in accordance with the relevant provisions of the DGCL; and

(b) the filing with the Secretary of State of the State of Nevada of Articles of Merger (the “Articles of Merger”) executed and acknowledged by the Parties in accordance with the relevant provisions of the NRS.

1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL and Section 250 of Chapter 92A of the NRS.

1.4 Certificate of Incorporation and By-laws. (a) The Amended and Restated Certificate of Incorporation of Nuvelo-Delaware as in effect immediately prior to the Effective Time shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b) The By-laws of Nuvelo-Delaware as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

1.5 Directors and Officers. The directors and officers of the Company immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock or Delaware Common Stock:

(a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one (the “Exchange Ratio”) fully paid and nonassessable share of Delaware Common Stock (the “Merger Consideration”). At the Effective Time, all such shares of Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. The right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax law.

(b) Each share of Delaware Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and returned to the status of authorized but unissued shares of Delaware Common Stock, without the payment of any consideration therefor.

2.2 Stock Certificates. From and after the Effective Time, each outstanding Certificate shall be deemed for all purposes to evidence ownership of and to represent the shares of Delaware Common Stock into which the shares of Company Stock represented by such Certificate have been converted as provided herein and shall be so registered on the books and records of Nuvelo-Delaware or its transfer agents. The registered owner of any such outstanding Certificate shall, until such Certificate shall have been surrendered for transfer or conversion or otherwise accounted for to Nuvelo-Delaware or its transfer agents, have and be entitled to exercise all voting and other rights with respect to and to receive all dividends and other distributions upon the shares of Delaware Common Stock evidenced by such outstanding Certificate as provided above.

2.3 Stock Options; Warrants. As soon as practicable after the date hereof, the Parties shall take such actions as shall be reasonably necessary or appropriate to cause the following to occur:

(a) each outstanding stock option and warrant of the Company, whether or not then exercisable, shall be converted, without any action on the part of the holder thereof, into an option or warrant, as the case may be, to purchase a number of shares of Delaware Common Stock equal to the number of shares of Common Stock that were issuable upon exercise thereof immediately prior to the Effective Time, and shall otherwise continue to have, and be subject to, the same terms and conditions (including exercise price and vesting schedule) as set forth in the applicable option agreement or warrant, as the case may be, immediately prior to the Effective Time; and

(b) the Company’s stock option plans shall be assumed and continued as plans of Nuvelo-Delaware after the Merger.

2.4 Rights Agreement. The Parties shall take such actions as shall be necessary or appropriate to cause Nuvelo-Delaware to assume the Rights Agreement, dated as of June 5, 1998, by and between the Company and U.S. Stock Transfer Corporation, as Rights Agent, as amended to date, and to cause the Rights issued or issuable thereunder to become exercisable for Delaware Series A Preferred Stock.

2.5 Change in Shares. The Parties acknowledge and agree that there may occur one or more transactions (each a “Reorganization”) between the date of this Agreement and the Effective Time pursuant to which the outstanding shares of Common Stock or Delaware Common Stock may be changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares. The Parties further acknowledge and agree that there shall be no adjustment to the Exchange Ratio as a result of or in connection with any such Reorganization.

ARTICLE III

MISCELLANEOUS

3.1 Further Assurances. From time to time, as and when required by Nuvelo-Delaware or by its successors or assigns, there shall be executed and delivered on behalf of the Company such deeds and other instruments, and there shall be taken or caused to be taken by Nuvelo-Delaware such further and other actions, as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by Nuvelo-Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Company and otherwise to carry out the purposes of this Agreement, and the officers and directors of Nuvelo-Delaware are fully authorized in the name and on behalf of the Company or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

3.2 Abandonment. At any time before the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or the Articles of Merger with the Secretary of State of the State of Nevada, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either the Company or Nuvelo-Delaware, or both, notwithstanding the approval of this Agreement by the stockholders of the Company or by the sole stockholder of Nuvelo-Delaware, or by both.

3.3 Amendment. The Boards of Directors of the Parties may amend this Agreement at any time prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or the Articles of Merger with the Secretary of State of the State of Nevada, provided that an amendment made subsequent to the adoption and approval of this Agreement and the Merger by the stockholders of either Party shall not (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Party, (2) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class of shares or series thereof of such Party.

3.4 Parties in Interest. This Agreement shall be binding upon and insure solely to the benefit of the Parties and their respective successors and assigns and nothing herein, express or implied, is intended or shall confer upon any other person or entity any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

3.5 Governing Law. This Agreement shall be governed by the laws of the State of Delaware without regard to the conflicts of laws principles thereof.

3.6 Counterpart. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers hereunto duly authorized, all as of the date first written above.

NUVELO, INC.
a Delaware corporation

By:	/s/ Ted W. Love
Name:	Ted W. Love
Title:	President

NUVELO, INC.
a Nevada corporation

By:	/s/ Ted W. Love
Name:	Ted W. Love
Title:	President and Chief Executive Officer